EXHIBIT 15.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 33-99550 and No. 333-9180) of Korea Electric Power Corporation of our reports dated May 14, 2007 of Korea Southern Power Co., Ltd., relating to the financial statements and management’s report on the effectiveness of internal control over financial reporting of Korea Southern Power Co., Ltd. (which reports (1) express an unqualified opinion on the financial statements and includes explanatory paragraphs relating to differences between accounting principles generally accepted in the Republic of Korea and the United States of America and the convenience translation of Korean won amounts into US dollars, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), appearing in this Annual Report on Korea Electric Power Corporation ‘s Form 20-F for the year ended December 31, 2006.

/s/ Deloitte Anjin LLC

Seoul, Korea

June 27, 2007